EXHIBIT 99.1
Contacts:
Jim Mazzola
858-704-8122
ir@halozyme.com

Chris Burton
858-704-8352
ir@halozyme.com

HALOZYME ANNOUNCES PHASE 2 STUDY IN ADVANCED PANCREAS CANCER MEETS KEY ENDPOINTS

–Study shows statistically significant improvement in progression-free survival (PFS) in all evaluable patients and in patients with high levels of hyaluronan (HA), a potential new biomarker–

–Stage 2 of HALO 202 shows 91 percent improvement in median progression-free survival of HA-High patients in PEGPH20 arm, 8.6 months compared to 4.5 months in the control arm–

–Stage 2 Primary endpoint of reduction in Thromboembolic Events achieved–

–Company to host conference call at 8:00 a.m. ET to discuss the results–

SAN DIEGO, Jan. 5, 2017 — Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported topline results from the combined analysis of Stages 1 and 2 and Stage 2 alone of its HALO 202 study, a Phase 2 randomized, multi-center clinical trial of lead investigational drug PEGPH20 in combination with ABRAXANE® (nab-paclitaxel) and gemcitabine in stage IV pancreas cancer patients.

Among the findings, the overall study population showed a statistically significant increase in progression-free survival (PFS) in patients with high levels of hyaluronan (HA-High) treated with PEGPH20 plus ABRAXANE and gemcitabine when compared to HA-High patients receiving ABRAXANE and gemcitabine alone. Stage 2 of the study, which completed enrollment in February 2016, showed a 91 percent improvement in median PFS for HA-High patients in the PEGPH20 arm, 8.6 months compared to 4.5 months in the control arm, and achieved its primary endpoint to evaluate and demonstrate a reduction in the rate of thromboembolic events in the PEGPH20 arm.

“These findings confirm our confidence in the development of PEGPH20 in this difficult to treat cancer,” said Dr. Helen Torley, president and CEO. “We are pleased by the overall consistency of both the efficacy and safety data which are supportive of our ongoing Phase 3 clinical trial, HALO 301, currently underway at more than 160 sites worldwide.”

Dr. Sunil R. Hingorani, the principal investigator leading this trial, and a pancreas cancer expert at Fred Hutchinson Cancer Research Center and professor at University of Washington School of Medicine, said: “The Study 202 data confirm for the first time in a randomized Phase 2 trial using the current standard of care that a biopsy-based biomarker for hyaluronan content can potentially identify patients who will have a meaningfully greater response when PEGPH20 is added to their treatment. The analysis suggests statistically significant and clinically important progress in this very difficult to treat cancer. The median PFS is a notable increase over the current standard of care and supports ongoing exploration in the current Phase 3 study.”

Pancreas cancer is the third-leading cause of cancer related death in the United States, and more than 65,000 people in the U.S. and top five European countries are diagnosed annually with advanced cases of the disease.

Webcast and Conference Call
Halozyme will host a webcast and conference call to discuss the results, today, Jan. 5 at 8:00 a.m. ET/5:00 a.m. PT. Presenting on the call will be Dr. Torley and Dr. Athena Countouriotis, chief medical officer. Two leading pancreas cancer experts will also participate: Dr. Hingorani, and Dr. Eileen M. O’Reilly, associate director of the David M. Rubenstein Center for Pancreatic Cancer Research, attending physician, member at Memorial Sloan Kettering Cancer Center and Professor of Medicine at Weill Cornell Medical College.

The call will be webcast live through the "Investors" section of Halozyme's corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit http://www.halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. The live call may also be accessed by calling 877-410-5657 (domestic callers) 334-323-7224 (international callers) using passcode 769890. A telephone replay will be available after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay ID number 24712688.

About HALO 301 and HALO 202
HALO 301 is a phase 3 global, randomized, double-blind placebo controlled clinical trial evaluating investigational new drug PEGPH20 as a first-line therapy for potential treatment of patients with metastatic pancreas cancer. The trial will be conducted at approximately 200 sites with two primary endpoints, progression free survival and overall survival in patients receiving investigational new drug PEGPH20 in combination with gemcitabine and ABRAXANE® (nab-paclitaxel) compared to gemcitabine and nab-paclitaxel alone. Secondary endpoints also include objective response rate and overall survival. More information may be found at clinicaltrials.gov (search HALO 301 or trial identifier NCT02715804) or www.HALO301.com.

HALO 202 (Halo 109-202) is a phase 2 multi-center, randomized clinical trial evaluating investigational new drug PEGPH20 as a first-line therapy for potential treatment of patients with metastatic pancreas cancer. The primary outcome of the trial is to measure improvement in progression-free survival in patients receiving investigational new drug PEGPH20 in combination with gemcitabine and nab-paclitaxel compared to gemcitabine and nab-paclitaxel alone. A second primary endpoint assesses the thromboembolic event rate in the PEGPH20 treatment arm. Secondary endpoints also include objective response rate and overall survival.

About PEGPH20
PEGPH20 is an investigational PEGylated form of Halozyme's proprietary recombinant human hyaluronidase under clinical development for the potential systemic treatment of tumors that accumulate hyaluronan. PEGPH20 is an enzyme that temporarily degrades HA, a dense component of the tumor microenvironment that can accumulate in higher concentrations around certain cancer cells, potentially constricting blood vessels and impeding the access of other therapies.

FDA granted orphan drug designation to PEGPH20 for treatment of pancreas cancer and fast track for PEGPH20 in combination with gemcitabine and nab-paclitaxel for the treatment of metastatic pancreas cancer. Additionally, the European Commission, acting on the recommendation from the Committee for Orphan Medicinal Products of the European Medicines Agency, designated investigational drug PEGPH20 an orphan medicinal product for the treatment of pancreas cancer.

About Halozyme
Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for metastatic pancreas cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie and Lilly for its ENHANZE™ drug delivery platform. Halozyme is headquartered in San Diego. For more information visit http://www.halozyme.com.

Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the possible activity, benefits and attributes of PEGPH20, the possible method of action of PEGPH20, its potential application to improve cancer therapies and statements concerning future actions relating to the development of PEGPH20) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission.